As filed with the Securities and Exchange Commission on August 1, 2006

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-50232)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

William Lyon Homes

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0864902
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4490 Von Karman Avenue

Newport Beach, California 92660

(Address, Including Zip Code, of Principal Executive Offices)

1991 Stock Option Plan

William Lyon Homes 2000 Stock Incentive Plan

(Full title of the plans)

Wade H. Cable

Chief Operating Officer

William Lyon Homes

4490 Von Karman Avenue

Newport Beach, California 92660

(949) 833-3600

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

Richard M. Sherman

Irell & Manella LLP

840 Newport Center Drive, Suite 400

Newport Beach, California 92660

(949) 760-0991

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-8 (Registration No. 333-50232) (the “Registration Statement”) of William Lyon Homes, a Delaware corporation (“Lyon Homes”), to which this Post-Effective Amendment No. 1 relates was filed with the Securities and Exchange Commission on November 17, 2000. The Registration Statement pertained to the registration of 1,029,912 shares of common stock, par value $0.01 per share (the “Common Stock”), of Lyon Homes for issuance by Lyon Homes (along with options to purchase 392,500 shares of Common Stock issuable by Lyon Homes), plus an additional 44,000 shares of Common Stock to be resold by a selling stockholder pursuant to a reoffer prospectus.

On July 25, 2006, WLH Acquisition Corp., a Delaware corporation, merged with and into Lyon Homes (the “Merger”). Pursuant to the Merger, each outstanding share of Common Stock (other than the shares of Common Stock owned by WLH Acquisition Corp. and Lyon Homes) was converted into the right to receive $109.00 per share in cash. The Merger became effective upon filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on July 25, 2006 (the “Effective Time”).

As a result of the Merger, Lyon Homes has terminated all offerings of Lyon Homes Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Lyon Homes in the Registration Statement to remove from registration, by means of a post-effective amendment, any Common Stock which remains unsold at the termination of the offering, Lyon Homes hereby removes from registration under the Registration Statement all securities registered under the Registration Statement which remain unsold as of the Effective Time (including 404,668 shares of Common Stock and options to purchase 360,000 shares of Common Stock).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on July 26, 2006.

WILLIAM LYON HOMES

By:	/s/ Wade Cable
Wade Cable
President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William Lyon William Lyon	Director and Chief Executive Officer (Principal Executive Officer)	July 26, 2006

/s/ Michael D. Grubbs Michael D. Grubbs	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 26, 2006

/s/ W. Douglass Harris W. Douglass Harris	Vice President, Corporate Controller and Corporate Secretary (Principal Accounting Officer)	July 26, 2006

/s/ Wade Cable Wade Cable	Director, President and Chief Operating Officer	July 26, 2006

/s/ Richard Frankel Richard Frankel	Director	July 26, 2006

Signature	Title	Date

/s/ Harold H. Greene Harold H. Greene	Director	July 26, 2006

/s/ Gary H. Hunt Gary H. Hunt	Director	July 26, 2006

/s/ Arthur B. Laffer Arthur B. Laffer	Director	July 26, 2006

/s/ William H. Lyon William H. Lyon	Director, Vice President and Chief Administrative Officer	July 26, 2006

Alex Meruelo	Director

Lawrence Higby	Director